Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo




         CalAmp Reports Fiscal 2008 Fourth Quarter and Full-Year Results


OXNARD, Calif., May 8, 2008--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services, and solutions, today reported results for its fiscal 2008 fourth quarter and full-year ended February 28, 2008. Information reported herein is consistent with preliminary results described in a press release issued by the Company on April 22, 2008. Key elements include:
* Consolidated fourth quarter revenues of $29.8 million; Wireless DataCom Division revenues of $20.5 million, 14% higher than prior year.
* Fourth quarter GAAP loss from continuing operations of $9.2 million, or $0.37 per diluted share, includes non-cash pretax charge of $5.5 million for goodwill impairment; Adjusted basis (non-GAAP) loss from continuing operations of $2.7 million or $0.11 per diluted share.
* Fourth quarter net cash provided by operations of $2.6 million; cash and cash equivalents balance increased to $6.6 million.
* Announced amendment of credit agreement with lenders that eliminates previous default conditions and establishes new financial covenants.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "Fiscal 2008 presented CalAmp with extraordinary financial and operational challenges, but I am encouraged by recent accomplishments. The requalification of our products with a key DBS customer and the amendment to our credit agreement with our lenders provide us with added momentum and enhanced financial flexibility. In my new role as CEO, I look forward to leading CalAmp's dedicated team as we build on our strong foundation and work to return CalAmp to profitability."

Mr. Gold added, "Consolidated fourth quarter revenues of $29.8 million were within our original expectations and I am pleased to report that we generated net cash from operating activities of $2.6 million in the quarter. These results were driven by the Wireless DataCom Division, which recorded revenues of $20.5 million, a 14% increase over the same quarter last year. The critical mass we have achieved in Wireless DataCom gives us a competitive advantage that most other players cannot match in the markets we serve. CalAmp is in the enviable position of having vertically integrated capabilities coupled with a broad range of technology platforms. This gives CalAmp the ability to provide our customers with high value, end-to-end solutions for their mission-critical wireless communications requirements."

Mr. Gold concluded, "With the product requalification having been obtained from our historically largest DBS customer, the production lines for these products have been restarted, and we anticipate that our shipments to this customer will resume by the end of this month. We expect to be shipping a mix of both revenue-generating new units and refurbished units that were returned by the customer for rework under the product warranty. We look forward to re-establishing a profitable commercial relationship with this important customer."

Fiscal 2008 Fourth Quarter Results
Total revenue for the fiscal 2008 fourth quarter was $29.8 million compared to $55.0 million for the fourth quarter of fiscal 2007. Lower sales of Satellite Division products in the latest quarter were partially offset by higher Wireless DataCom Division revenues.

Gross profit for the fiscal 2008 fourth quarter was $7.5 million, or 25.3% of revenues compared to $10.7 million or 19.4% of revenues for the same period last year. The reduction in gross profit was primarily the result of lower sales of Satellite Division products. The improvement in gross margin percentage was due primarily to a change in product mix favoring increased sales of higher margin Wireless DataCom Division products.

Results of operations for the fiscal 2008 fourth quarter as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") was a loss from continuing operations of $9.2 million, or $0.37 per diluted share. The loss includes a $5.5 million pretax goodwill impairment charge comprised of impairments in the Satellite and Wireless DataCom divisions of $1.2 million and $4.3 million, respectively. This goodwill impairment charge resulted from the second phase of the impairment test and is in addition to the impairment charges recorded during the third quarter of fiscal 2008. The fourth quarter of fiscal 2008 also includes a pretax charge of $850,000 for expenses associated with the departure of the Company's former chief executive officer.

The Adjusted Basis (non-GAAP) loss from continuing operations for the fiscal 2008 fourth quarter was $2.7 million, or $0.11 per diluted share compared to Adjusted Basis income from continuing operations of $2.8 million or $0.11 per diluted share for the same period last year. Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense and the impairment loss, each net of tax to the extent applicable. A reconciliation of the GAAP basis income (loss) from continuing operations to Adjusted Basis income (loss) from continuing operations is provided in the table at the end of this press release.

Liquidity
At February 28, 2008, the Company had total cash of $6.6 million, with $27.5 million in total outstanding bank debt and a $5 million note payable to a key DBS customer. As previously disclosed, during the fiscal fourth quarter, the Company announced the amendment of its credit agreement with its lenders.
Under the terms of the amended credit agreement, the lenders agreed to waive the financial covenant violations that existed for the first three quarters of fiscal 2008. In addition, financial covenants contained in the original credit agreement, including a fixed charge coverage ratio, a leverage ratio and minimum net worth requirement, have been eliminated and replaced with new covenants that require minimum levels of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) and Wireless DataCom Division revenues. The credit agreement as amended will have a maturity date of June 30, 2009, with financial incentives to repay all borrowings by December 31, 2008. Further details of the terms and conditions of this credit agreement amendment are provided in the Company's Form 8-K that was filed with the Securities and Exchange Commission on March 3, 2008.

Net cash provided by operating activities was $2.6 million for the three months ended February 28, 2008. For the year ended February 28, 2008, net cash used by operating activities was $1.5 million. Inventory was $25.1 million at the end of the fourth quarter, representing annualized turns of approximately 3 times. Accounts receivable outstanding at the end of the fourth quarter represents a 55 day average collection period.

Business Outlook
Commenting on the Company's business outlook, Mr. Gold said, "While I am pleased with our recent progress, our first quarter outlook is cautious due in part to continued uncertainty surrounding the U.S. economy, which could impact purchase decisions by key customers. Based on our current forecast, we believe fiscal 2009 first quarter consolidated revenues will be in the range of $29 to $32 million, with a GAAP basis net loss in the range of $0.05 to $0.08 per diluted share. The Adjusted Basis (non-GAAP) results of operations for the first quarter, which exclude amortization of intangible assets and stock-based compensation expense net of tax, are expected to be in the range of breakeven to a $0.03 loss per diluted share."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2008 fourth quarter and full-year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp is a leading provider of high value mission-critical wireless communications solutions that enable anytime/anywhere access. CalAmp's Wireless DataCom Division services the public safety, industrial monitoring and controls, and mobile resource management market segments with wireless solutions built on communications technology platforms that include proprietary licensed narrowband, standards-based unlicensed broadband and cellular networks. CalAmp's Satellite Division supplies outdoor customer premise equipment to the U.S. Direct Broadcast Satellite (DBS) market. For additional information, please visit www.calamp.com


Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to resume shipments of certain newer generation products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2008, all as filed with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                                Lasse Glassen
Chief Financial Officer                     General Information
(805) 987-9000                              (213) 486-6546
                                            lglassen@frbir.com




                     -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                    Three Months Ended        Year Ended
                                      February 28,           February 28,
                                   ------------------     -----------------
                                     2008      2007       2008        2007
                                    ------    ------     ------      ------
Revenues                          $ 29,785   $ 55,025    $140,907   $211,714

Cost of revenues                    22,247     44,375     122,412    166,279
                                   -------    -------     -------    -------

Gross profit                         7,538     10,650      18,495     45,435

Operating expenses:
  Research and development           3,728      3,466      15,710     12,989
  Selling                            3,414      2,082      10,633      6,765
  General and administrative         4,809      2,375      14,966      9,792
  Intangible asset amortization      1,558      1,077       6,418      3,463
  In-process research
    and development                     -          -          310      6,850
  Impairment loss                    5,531         -       71,276        -
                                   -------    -------     -------    -------
                                    19,040      9,000     119,313     39,859
                                   -------    -------     -------    -------
Operating income (loss)            (11,502)     1,650    (100,818)     5,576

Non-operating income (expense), net   (760)        -       (2,472)       591
                                   -------    -------     -------    -------

Income (loss) from continuing
 operations before income taxes    (12,262)     1,650    (103,290)     6,167

Income tax benefit (provision)       3,046         73      20,940     (4,716)
                                   -------    -------     -------    -------
Income (loss) from continuing
  operations                        (9,216)     1,723     (82,350)     1,451

Loss from discontinued
  operations, net of tax               -         (991)       (597)   (32,639)
                                                                          (a)

Loss on sale of discontinued
  operations, net of tax              (267)       -        (1,202)       -
                                   -------    -------     -------    -------
Net income (loss)                 $ (9,483)  $    732    $(84,149)  $(31,188)
                                   =======    =======     =======    =======



Basic and diluted earnings
(loss) per share:
  Income (loss) from continuing
    operations                      $(0.37)    $ 0.07      $(3.45)    $ 0.06
  Loss from discontinued
    operations                       (0.01)     (0.04)      (0.08)     (1.40)
                                    ------     ------      ------     ------
Total basic and diluted
  earnings (loss) per share         $(0.38)    $ 0.03      $(3.53)    $(1.34)
                                    ======     ======      ======     ======

Shares used in per share calculations:
  Basic                             24,660     23,548      23,881     23,353
  Diluted                           24,660     23,868      23,881     23,353



(a) Includes a goodwill and intangible asset impairment charge of $29.8 million on discontinued operations in the fiscal 2007 quarter.

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                (Unaudited, in thousands except per share amounts)



                               Three Months Ended          Year Ended
                                   February 28,           February 28,
                              --------------------     ------------------
                               2008          2007       2008        2007
                              ------        ------     ------      ------

Revenue
  Satellite Division         $  9,255     $ 37,036   $ 50,490     $155,127
  Wireless DataCom Division    20,530       17,989     90,417       56,587
                              -------      -------    -------      -------
    Total revenue            $ 29,785     $ 55,025   $140,907     $211,714
                              =======      =======    =======      =======

Gross profit (loss)
  Satellite Division         $    722     $  3,841   $(14,808)(a) $ 23,402
  Wireless DataCom Division     6,816        6,809     33,303       22,033
                              -------      -------    -------      -------
    Total gross profit       $  7,538     $ 10,650   $ 18,495     $ 45,435
                              =======      =======    =======      =======

Operating income (loss)
  Satellite Division         $ (1,568)(a) $  2,505   $(63,924)(a) $ 17,317
                                      (b)                     (b)
  Wireless DataCom Division    (7,485)(c)      599    (30,473)(c)   (5,888)(d)
  Corporate expenses           (2,449)      (1,454)    (6,421)      (5,853)
                              -------      -------    -------      -------
Total operating income (loss)$(11,502)    $  1,650  $(100,818)    $  5,576
                              =======      =======    =======      =======

 (a) Includes charges for estimated product warranty and related costs in the three months and year ended February 28, 2008 of $-0- million and $17.9 million, respectively.

 (b) Includes a Satellite Division goodwill impairment charge in the three months and year ended February 28, 2008 of $1.2 million and $44.4 million, respectively.

 (c) Includes a Wireless DataCom Division goodwill impairment charge in the three months and year ended February 28, 2008 Of $4.3 million and $26.9 million, respectively.

 (d) Includes a charge of $6.8 million in the fiscal 2007 first quarter for the write-off of in-process research and development costs associated with the acquisition of Dataradio.

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                  February 28,   February 28,
                                                      2008           2007
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  6,588        $ 37,537
  Accounts receivable, net                            20,043          38,439
  Inventories                                         25,097          25,729
  Deferred income tax assets                           5,306           4,637
  Prepaid expenses and other current assets            9,733           7,182
                                                    --------        --------
     Total current assets                             66,767         113,524

Equipment and improvements, net                        5,070           6,308
Deferred income tax assets, less current portion      14,802             -
Goodwill                                              28,520          90,001
Other intangible assets, net                          24,424          18,643
Other assets                                           3,458           1,227
                                                    --------        --------
                                                    $143,041        $229,703
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  5,343        $  2,944
  Accounts payable                                    10,875          26,186
  Accrued payroll and employee benefits                4,218           3,478
  Accrued warranty costs                              3,818           1,295
  Other accrued liabilities                           11,800           2,799
  Deferred revenue                                     4,005           1,935
                                                    --------        --------
     Total current liabilities                        40,059          38,637
                                                    --------        --------
Long-term debt, less current portion                  27,187          31,314

Deferred income tax liabilities                          -             7,451

Other non-current liabilities                          2,375           1,050

Stockholders' equity:
  Common stock                                           247             236
  Additional paid-in capital                         144,321         139,175
  Retained earnings (accumulated deficit)            (71,149)         13,000
  Accumulated other comprehensive income(loss)             1          (1,160)
                                                    --------        --------
     Total stockholders' equity                       73,420         151,251
                                                    --------        --------
                                                    $143,041        $229,703
                                                    ========        ========


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                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                              Year Ended
                                                             February 28,
                                                          ------------------
                                                          2008         2007
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $(84,149)    $(31,188)
    Depreciation and amortization                         9,681        6,920
    Stock-based compensation expense                      2,238        2,213
    Write-off of in-process research and
     and development costs                                  310        6,850
    Impairment loss                                      71,276       29,848
    Excess tax benefit from stock-based compensation        (65)        (496)
    Deferred tax assets, net                            (20,784)       1,485
    Loss on sale of discontinued operations,
     net of tax                                           1,202          -
    Gain on sale of investment                             (331)         -
    Changes in operating working capital                 19,087        1,006
    Other                                                    (6)          85
                                                       --------     --------
       Net cash provided (used) by
        operating activities                             (1,541)      16,723
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                 (1,359)      (2,828)
    Proceeds from sale of property and equipment              7           16
    Proceeds from sale of investment                      1,045          -
    Proceeds from sale of discontinued operations         4,420          -
    Acquisition of Aircept                              (19,318)         -
    Acquistion of SmartLink                              (7,845)         -
    Acquisition of Dataradio net of cash acquired           -        (48,053)
    Acquisition of TechnoCom product line                  (985)      (2,486)
    Proceeds from Vytek escrow distribution                 -            480
    Other                                                   -           (240)
                                                       --------     --------
       Net cash used in investing activities            (24,035)     (53,111)
                                                       --------     --------

Cash flows from financing activities:
    Proceeds from long-term debt                            -         38,000
    Debt repayments                                      (6,728)     (11,421)
    Proceeds from stock option exercises                    213        1,397
    Excess tax benefit from stock-based compensation         65          496
                                                       --------     --------
       Net cash provided (used) by financing activities  (6,450)      28,472
                                                       --------     --------
Effect of exchange rate changes on cash                   1,077         (330)
                                                       --------     --------

Net change in cash and cash equivalents                 (30,949)      (8,246)

Cash and cash equivalents at beginning of period         37,537       45,783
                                                       --------     --------
Cash and cash equivalents at end of period             $  6,588     $ 37,537
                                                       ========     ========







                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Income (Loss) from Continuing Operations and Diluted Income
(Loss) from Continuing Operations Per Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Income(Loss) from Continuing Operations and Diluted Income (Loss) from Continuing Operations Per Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Income (Loss) from Continuing Operations to Adjusted Basis Income (Loss) from Continuing Operations is as follows:


                                        Three Months
                                           Ended               Year Ended
                                        February 28,          February 28,
                                       -------------         -------------
                                        2008    2007         2008     2007
                                       -----   -----        -----    -----

GAAP Basis Income (Loss) from
 Continuing Operations               $(9,216)  $1,723    $(82,350)  $  1,451

Adjustments to reconcile to
 Adjusted Basis Income (Loss)
 from Continuing Operations:

 Amortization of intangible assets,
   net of tax                            953       687       3,925     2,208
  Stock-based compensation expense,
   net of tax                            387       312       1,317     1,153

  In-process R&D, net of tax
   in fiscal 2008                         -         -          190     6,850
  Impairment loss, net of tax
   on deductible portion               5,069        -       62,776       -
                                     -------   -------     -------   -------
Adjusted Basis Income (Loss)
 from Continuing Operations          $(2,807)  $ 2,722    $(14,142)  $11,662
                                     =======   =======     =======   =======
Adjusted Basis Income (Loss)
 from Continuing Operations
 per diluted share                   $ (0.11)  $  0.11    $  (0.59)  $  0.50

Weighted average common shares
  outstanding on diluted basis         24,660   23,868      23,881    23,353


Reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision (in-process research and development in fiscal 2007 and the nondeductible portion of the impairment charge in fiscal 2008) are not tax-effected in the Non-GAAP Earnings Reconciliation. The remaining reconciling items are tax-effected using an adjusted year-to-date effective income tax rate that is computed by excluding from pretax income (loss) those reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision. The computation of the adjusted year-to-date effective income tax rate is as follows:


                                                             Year Ended
                                                             February 28,
                                                       ---------------------
                                                          2008          2007
                                                          ----          ----
Pretax income (loss) from continuing operations
 as reported                                          $(103,290)      $ 6,167
Add back nondeductible items:
 In-process research and development in fiscal 2007         -           6,850
 Nondeductible portion of impairment loss                49,397           -
                                                        -------       -------
Pretax income (loss) from continuing operations
 before nondeductible items                             (53,893)       13,017
Income tax benefit (provision) as reported               20,940        (4,716)
                                                        -------       -------
Year-to-date effective income tax rate as adjusted        38.9%         36.2%
                                                        =======       =======